November 8, 2012

Dear Shareholders,

In the third quarter of 2012, we continued to execute on our three principal business areas: advancing our clinical pipeline, managing the commercial business, and meeting our stated operational and financial objectives.

Product Pipeline

In the third quarter of 2012, we entered into a major contract with the U.S. Health and Human Service’s Biomedical Advanced Research Authority (BARDA) to develop new treatments for thermal burns. As a result, we now have a defined and funded path to market in the U.S. for soft tissue injury repair. Additionally, we made progress with our U.S. and European cardiovascular disease clinical trials.

Thermal Burns Combined with Radiation Injury

Our most notable achievement during the third quarter was the award of our BARDA contract for up to $106 million in development funding for Cytori’s cell therapy as a treatment for thermal burns combined with radiation injury. It is an important accomplishment that serves as recognition of the value of our technology and leadership position, expands and accelerates our U.S. product pipeline and provides a very achievable path to substantial non-dilutive funding.

From a strategic perspective, this contract complements our ongoing efforts in soft tissue repair indications, specifically wound healing. The aim of the contract is to create a new medical countermeasure for thermal injuries resulting from a mass casualty event, for example, a terrorist attack involving detonation of an improvised nuclear device in a major metropolitan area, which according to the Government Accountability Office, could inflict thermal injuries on more than 10,000 people.

To be awarded the contract, our science and technology underwent a rigorous and extensive review process by BARDA that spanned more than a year and ultimately we were selected as the first cell therapy company to be awarded a contract in this area. Having established this position, we believe there are additional contract opportunities both in the U.S. and other countries for bio-defense applications for which we may be selected in the future.

As part of the contract terms, there will be a two-year base period, which is extendable up to five years through three established contract options. The total award over the five-year period will support all preclinical, clinical, regulatory and technology development activities needed to obtain a medical device-based approval by the FDA under an IDE/PMA pathway for use in thermal injury.

The base period is a guaranteed $4.7 million, and it has two primary aims. The first objective of the base contract is preclinical research to establish proof of concept. The second is to accelerate Cytori's ongoing development of our next-generation cell therapy device technology, the Celution® System. This next-generation device will make the processing more efficient in terms of time and yield and have a smaller overall footprint as a desktop device with significantly lower cost of goods. We have a beta version of this device that requires additional investment to bring to completion, which the base period of the contract funds. Already we have qualified and expect to be reimbursed for certain expenses under the contract, which we will begin to realize in the fourth quarter of 2012.

Achieving these specified milestones will allow BARDA to execute the first two of three Contract Options, under which Cytori would receive up to approximately $55 million in additional funding. The third contract option would be eligible for an additional $45 million. If completely executed, this contract would bring the technology through FDA approval for an indication that could, based on final allowed claims, encompass thermal injury as just one of the potential commercial uses under a device-based regulatory process, which would be expected to be much more rapid than a drug pathway.

We are confident that we will establish the required proof-of-concept data in the base period and qualify for subsequent Contract Options. Our confidence is based on the substantial body of preclinical and clinical work around the world in related areas with ADRCs, using the cells to treat a variety of conditions including radiation-related wounds, thermal burns, fistula and diabetic ulcers.

ATHENA – U.S. Refractory Heart Failure Trial

Enrollment was initiated in our ATHENA trial during the third quarter of 2012 at the Minneapolis Heart Institute Foundation, where Dr. Timothy Henry treated the first patient in the trial. We currently have two sites actively screening patients with three more sites scheduled to be initiated before the end of the month. Many patients have been screened and qualified and enrollment appears to be on schedule to be completed by mid-2013.

ADVANCE – European Pivotal Heart Attack Trial

In our European pivotal trial ADVANCE, the trial protocol has been amended and we have submitted for country and hospital approvals under the revised trial design in several target countries. The amended design reconciles varying diverse cell therapy regulatory guidelines within a G6 country focus, incorporates additional clinical outcomes to support reimbursement, modifies inclusion and exclusion criteria to accelerate enrollment, and incorporates a single treatment dose. The first center in Poland is enrolling patients.  The trial is anticipated to enroll up to 216 patients in up to 35 hospitals in the G6, Canada and the Netherlands. The focus remains on gaining additional country and local approvals to expand the number of active sites.  We will provide guidance on the enrollment period once we have the majority of centers actively treating patients.

Commercial Business

We reaffirm our $9 million product revenue target for 2012.  While we were not able to formally recognize all of the third quarter shipments as revenue in the quarter, the total orders and shipments were $3 million and represent our best quarter to date.  We expect the $1.7 million in product shipments will be recognized as revenue in the subsequent quarter. This growth was primarily driven by new orders in Japan under our Class 1 clearance received late in September. We expect an equally strong fourth quarter in addition to the revenue carry over.

Class I Device Clearance in Japan

We recently attained Class I device clearance for the Celution® technology in Japan, which marks an important achievement for our commercial business. In addition, Puregraft®, StemSource® and multiple ancillary products have been registered as Class 1 devices in Japan.

This clearance is expected to facilitate sales growth in Japan and it is anticipated that demand will come mostly from researchers at academic hospitals seeking to perform investigator-initiated and funded studies using Cytori’s cell therapy.  In addition to the revenue impact, these studies have even greater strategic value through the investigator relationships that are built, clinical data that is compiled and the global visibility of these studies. Collectively, they contribute to establishing Cytori as the leading brand in Cell Therapy.

As a case in point, six investigator-initiated studies have been approved by MHLW under the Cell Therapy Guidelines and are being sponsored and funded by our customers at academic hospitals across Japan. This accounts for approximately 20% of the clinical studies approved under the cell therapy guidelines by Japan’s Ministry of Health.

The approved studies to date include indications for: stress urinary incontinence, treatment of intractable fistulas after gastrointestinal surgery, breast reconstruction following partial mastectomy, peripheral artery disease, liver cirrhosis, and ischemic heart failure.

We also announced during the quarter that an investigator led study for scleroderma has been approved and fully funded in France by ANSM, the Agency for the Safety of Medicines and Health Products.

European CE Mark and Expanded Indications-for-Use

Our application to add claims for no-option chronic myocardial ischemia patients to our existing CE Mark is still under review. In parallel, we are seeking a CE Mark on our Intravase® product.  Intravase® enables the safe delivery of cells into the blood stream.  While our current CE Mark indications already include re-infusion, the approval of Intravase® is essential to allow the safe administration of these cells into the vasculature.

New CE Mark indications-for-use were added during the third quarter. These new indications are based on a growing body of clinical evidence and include the following:

General Surgery Procedures to facilitate healing in patients with:

•	Cryptoglandular fistula

•	Deficiency or injury of: skin, fat, muscle and fascia

•	Soft tissue wounds, ulcers or fistula associated with trauma, diabetes, ischemia or radiation injury

•	Tissue ischemia

Based on our discussions with our notified body and these expanded claims, our commercial team continues to take steps to expand the market for Celution® for use in these broadened indications and for intravascular reinfusion. We expect to receive the CE Mark for Intravase® before the end of this year.

Operational and Financial Performance

The company generated $4.7 million and $1.3 million in product sales in the first nine months and three months ended September 30, 2012. During the third quarter, Cytori shipped $3.0 million in products, which includes $1.7 million of systems in Japan under our recently awarded device clearance, which we expect to recognize as revenue in a subsequent quarter. Based on already achieved and anticipated orders, Cytori reaffirms its $9 million revenue guidance for 2012.

Net cash used in operating activities in the third quarter was $7.9 million compared to $7.9 million for the same period in 2011 and $8.2 million in the second quarter of 2012. We are making slightly higher investments in research and development due to clinical trial activities related to ATHENA. In contrast, sales, general and administrative expenses were reduced to $6.2 million and $18.9 million in the third quarter and first nine months of 2012, a decrease of 13% compared to both the third quarter of 2011 ($7.2 million) and the first nine months of 2011 ($21.8 million) respectively.

We ended the quarter with $17.6 million in cash and cash equivalents and $3.2 million of accounts receivable and expected revenue from the additional product shipments in the third quarter.

The revenue growth we are achieving in alignment with our lower operating costs will lead to an overall reduction in cash burn.  Contributions from the BARDA contract will additionally off-set some of our ongoing development costs. Based on our long-range plan and pro-forma budgets, we project the company will require an additional $20 to $30 million to become cash flow positive.  Revenue growth next year will accelerate as we leverage the new CE Mark claims and regulatory approvals in multiple new markets we have either expanded or opened up this year.

To bring in the required capital to reach profitability, the company has been actively negotiating with several potential strategic partners.  Strategic partners will continue to play an important role in growing our business, through potential licensing, co-development agreements and additional government contracts. There are several deals that we believe are at or near the final stages of completion and our primary goal is to bring at least one of these to closure before the end of the year.

Summary

Significant clinical, regulatory, commercial and corporate accomplishments set the stage for several value drivers in the second half of the year. The key value drivers that we have achieved or expect to achieve include the following:

Recent & Upcoming Milestones	Completed
Approval to initiate ATHENA	✓
Publish APOLLO primary endpoints (6-months)	✓
Publish RESTORE 2 12-month results	✓
Thermal burn BARDA contract (up to $106MM)	✓
Initiated patient enrollment in ATHENA	✓
Execute strategic partnership	BARDA, more pending
Additional country approvals / expanded claims	✓
UK breast reconstruction medical technology assessment application	In process
Intravascular delivery CE Mark expansion	In process
Publish APOLLO long-term (18-mo) outcomes	In process
Publish PRECISE primary & long-term outcomes	In process
Achieve $9 million revenue target for 2012	On track

As we’ve outlined, we continue to execute on our three core areas of our product pipeline, commercial business and on our operational performance. We thank you again for your ongoing interest and support in helping us continue our growth in new markets.

Regards,

Christopher J. Calhoun
Chief Executive Officer

Cautionary Statement Regarding Forward-Looking Statement
This shareholder letter includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding our ability to achieve: our revenue guidance for 2012 and acceleration of revenue growth in 2013, required proof-of-concept data to qualify for BARDA contract options, European CE Mark approval for Intravase®,  resumption of enrollment in the ADVANCE trial, additional publications for APOLLO and PRECISE trials, completion of enrollment in the ATHENA trial by mid-2013, growth in the number of Investigator initiated trials, recognition of deferred product revenues in Q4 2012, and completion of  further strategic corporate partnerships, are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, risks related to our history of operating losses, the need for further financing and our ability to access the necessary additional capital for our business, regulatory uncertainties regarding the collection and results of clinical data, our ability to obtain sufficient data to support regulatory approvals and reimbursement, uncertainties relating to the success of our sales and marketing programs, changing and unpredictable regulatory environments, dependence on third party performance and the risk of natural disasters and other occurrences that may disrupt the normal business cycles in areas of our global operations, as well as other risks and uncertainties described under "Risk Factors" in Cytori's Securities and Exchange Commission Filings on Forms 10-K and 10-Q. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.